Prospectus Supplement No. 2 to Prospectus dated December 7, 2006

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-133579

Catcher Holdings, Inc.

Supplement No. 2

to

Prospectus Dated December 7, 2006

This is a Supplement to our Prospectus, dated December 7, 2006, with respect to the offer and sale of up to 5,464,157 shares of common stock and 2,874,135 shares of common stock underlying warrants by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

We develop, market and sell the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On January 10, 2007 the last sale price for our common stock on the OTC Bulletin Board was $1.50.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 18, 2007

CURRENT REPORT ON FORM 8-K

On January 18, 2007, we filed with the SEC a Current Report on Form 8-K disclosing the increase in the number of shares authorized for issuance under the Company’s 2005 Stock Incentive Plan. We hereby incorporate by reference into this Supplement and the Prospectus the Current Report on Form 8-K filed with the SEC on January 18, 2007.

A copy of our Current Report on Form 8-K filed on January 18, 2007 is being provided to you along with this Supplement.

Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated January 18, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44084 Riverside Parkway, Suite 320

Lansdowne, Virginia 20176

(Address of Principal Executive Offices, including zip code)

(703) 723-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2007, upon the recommendation of the Compensation Committee, the Board of Directors (the “Board”) of Catcher Holdings, Inc., a Delaware corporation (the “Company”), approved an amendment to the Company’s 2005 Stock Incentive Plan (the “Plan”) increasing the number of shares of Common Stock reserved for issuance under the Plan from 2,219,000 to 3,500,000. The amendment of the Plan is subject to the approval of the Company’s stockholders. No other changes were made to the Plan.

The description of the terms of the Plan is qualified in its entirety by reference to the Company’s 2005 Stock Incentive Plan attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

January 18, 2007	By:	/s/ Denis McCarthy
Denis McCarthy Chief Financial Officer

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